Exhibit 99.1

Fresh Ideas Media Changes Name To China Auto Logistics Inc. With A New Trading Symbol Effective Today of CALG

TIANJIN CITY, CHINA—Jan. 29, 2009 – Fresh Ideas Media, Inc., (the “Company”) (CALG.OB) previously trading with the symbol FIDM.OB, announced today that, reflecting the current business of the Company since completion of a reverse merger this past November, it has changed its name to China Auto Logistics Inc.  One of China’s leading auto importers, the Company is a top provider of one-stop auto logistics and dealer financing, as well as the owner and operator of two leading auto websites.

Effective today, the Company also begins trading with a new stock symbol: CALG.OB.

Mr. Tong Shiping, CEO and President of China Auto Logistics, stated, “It is quite exciting to begin the new year with still another key accomplishment under our belt.  Since completion of the reverse merger, we have announced the successful launch of our www.1365car.com website portal in six key cities as we move toward establishing what we believe will be the first national website in China for dealers and buyers of domestic automobiles.  Most recently, we also announced continued gains in our third quarter revenues and net income, with a strong boost to profits coming from our web-based financing and automobile related logistical services.”

Continuing Focus on Web-based Auto-related Services

“Going forward,” Mr. Shiping said, “we will continue to aggressively pursue our strategy of shifting the Company’s focus from a traditional, auto trader to a leading edge, web-based automobile-related financing and logistical services provider, utilizing our industry modernizing advanced information management and logistical skills.  Even in today’s tougher economic environment, we are confident this underpinning serves us well and will permit continuing expansion in China’s still very young and dynamic automobile market.”

Company Description

Founded in 1995, with profitable sales in 2007 of approximately $152 million, China Auto Logistics, Inc. (the “Company”) has grown to become one of the top importers and sellers of luxury vehicles in China. Imported luxury autos, accounting for more than 10% of all Chinese auto sales revenues, are the fastest growing segment of the still young Chinese auto industry, now the second largest in the world. The Company has grown sales and profits by becoming one of China’s top logistical servicing and financing companies for auto importers. Additionally, it is a leader in providing accurate pricing and other auto-related information with its two web portals, www.at188.com, aimed at the import market, and www.1365car.tj.cn, which it is expanding throughout China to reach the much larger market of domestically manufactured auto purchasers and dealers.  Following completion of a successful reverse merger on November 10, 2008, the Company is trading as a fully reporting company in the U.S. with the stock symbol CALG.OB.  For additional information, please visit www.chinaautologisticsinc.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contacts:

US Investors

Focus Asia Partners

Robert Agriogianis

Tel:   973-845-6642

Fax:  973-845-6649

Press

Ken Donenfeld

donfgroup@aol.com

Tel:   212-425-5700

Fax:  212-425-6951